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                                                                    EXHIBIT 99.1



Investor call--Martin E. Kenney's prepared statement


Good afternoon, everyone. I have a few prepared statements that I think will be helpful as we review the financials for the first quarter ended March 31, 2001. Also in attendance with me today are Bob Lynch, WRC's COO and Rick Nota, WRC's VP, Finance.

Discussion of the First Quarter Results

WRC Media is off to a solid start in 2001. Consolidated EBITDA for the first quarter was $7.6 million--16.1% or $1.0 million greater than the same period in 2000.

Significantly improved performance from CompassLearning was a key driver of our strong first quarter results. New software revenue was up 42.7% versus the same period of 2000, which is an encouraging indicator regarding the prospects for the educational software marketplace for the remainder of the year. The results at Compass, combined with the benefits resulting from the organizational initiatives we commenced in mid-2000, contributed significantly to the 16.1% increase in first quarter consolidated EBITDA over last year. I am optimistic that Compass is now headed in the right direction, and with our solid start, I am confident about our ability to continue to grow our core business in 2001.

On April 3, 2001, we reorganized WRC Media into two operating units: The Assessment, Curriculum and Educational Technology Group (comprised of the CompassLearning and AGS operating units) and the Reference and Periodicals Group (comprised of the World Almanac and Weekly Reader operating units). This is the next logical step in furthering our strategy for continued market leadership, fully integrating our substantial asset base, and fully leveraging our operating infrastructure to allow for future growth. I am confident our new organizational structure is more market focused, and will allow us to more efficiently capitalize on the opportunities in the marketplace.






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From a revenue perspective, consolidated revenues for the first quarter of 2001 decreased 1.5%, to $49.5 million. This decrease was the result of an anticipated decrease in de-emphasized business lines; namely, planned attrition of low margin hardware sales at CompassLearning, and Funk & Wagnalls Yearbook sales at World Almanac. Net revenue for the first quarter of 2001--excluding non-core business lines of hardware and Yearbooks increased 3.1% to $47.1 million.

At American Guidance Service, Inc., sales increased 1.5%, to $12.1 million for the first quarter of 2001 from $11.9 million for the same period in 2000, primarily due to higher sales of curriculum products. At Weekly Reader Corporation, sales of $10.4 million were flat for the first quarter of 2001 compared to the same period in 2000. And at World Almanac Education Group, Inc., first quarter sales decreased 2.0%, to $13.0 million from $13.3 million for the same period in 2000, as a result of anticipated lower sales of Funk & Wagnalls Yearbook business. Net revenue for the first quarter of 2001 excluding the non-core Yearbook sales increased slightly by 0.4%, to $11.5 million from $11.4 million for the same period in 2000. World Almanac is no longer soliciting new subscribers for its yearbooks since the print edition of the Funk & Wagnall's Encyclopedia was discontinued. Accordingly, Funk & Wagnalls sales of Yearbooks are naturally declining year-over-year, as it is entirely dependent upon sales orders from existing customers via renewals.

At AGS, the division was able to post a quarter-over-quarter gain in revenues despite:

     1. being up against a year 2000 quarter that was up significantly over 1999--in the first quarter of 2000 AGS exceeded 1999 revenues by $1.2 million and 11.5%; and

     2. a harsh winter in the Midwest and Northeast that delayed purchasing decisions and shipment of product to certain customers. We expect those sales to materialize in the second quarter of 2001.





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At Weekly Reader, we are encouraged by the recent changes we have made in sales and marketing. These changes include an increased marketing budget related to direct mail of 14%; a research based circulation recapture plan with a goal of increasing our market share, and the addition of talented executives to the Weekly Reader team. We recently hired a Senior Executive to manage the Weekly Reader sales and marketing initiatives. This position was vacant for most of 2000. We expect an increased focus in this area to positively impact our top line growth.

At World Almanac, we are encouraged by our quarter-over quarter revenue gain excluding World Almanac's Funk & Wagnalls Yearbook sales. We base this primarily on the fact that the 2000 first quarter included a spillover effect of sales of the World Almanac Millennium edition, which was a significant nonrecurring revenue stream in 2000. For the first quarter of 2001, World Almanac's Facts.com--the web authority of fully integrated, highly respected research and reference materials, which is still in its embryonic stage of development-- grew an impressive 81.6% compared to the same period in 2000 offsetting the fall-off from World Almanac 2000. This 2001 growth follows 2000 results in which Facts.com revenues increased from $390 thousand in 1999 to $1.6 million in 2000--or 311%. We have great confidence that we are positioned to continue to grow both revenues and margins from this website.

At CompassLearning--total revenue decreased 4.3% to $13.9 million for the first quarter of 2001 from $14.5 million for the same period in 2000, as a direct result of the planned attrition of low margin, non-core hardware sales that was almost entirely offset by higher margin software sales. Net revenue for the first quarter of 2001--excluding the planned attrition of hardware sales, increased 10.3%, to $13.0 million from $11.8 million for the same period in 2000. Software sales for the first quarter of 2001 increased significantly by $2.1 million or 42.7% to $7.0 million from $4.9 million for the same period in 2000. As I previously mentioned, it is our strategy to grow our core business-- the high margin--electronic courseware business and the related professional development services that emanate from that business--and continue to de-emphasize the significantly



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lower margin hardware business, as well as the technical support service revenue streams which have a declining service life cycle.

Sales mix, in part, explains the significantly reduced operating loss (measured in terms of EBITDA) at CompassLearning. CompassLearning gross profit increased $1.4 million--or 20.9%--in the first quarter of 2001 primarily due to significantly greater software gross margin attributable to higher software sales. Accordingly, CompassLearning's gross profit margin improved to 59.0% for the first quarter--from 46.8% for the same period in 2000. CompassLearning's pre-corporate EBITDA for the first quarter increased $2.3 million, or 97.4%--to a $62 thousand loss compared to a $2.4 million EBITDA loss for the same period last year (CompassLearning's first quarter is historically its weakest).

WRC Media Inc.'s EBITDA increased by $1.0 million, or 16.1%, to $7.6 million for the first quarter of 2001 from $6.5 million for the same period in 2000. This increase is primarily attributable to $1.9 million of greater gross profit for the first quarter of this year compared to the same period in 2000, offset by $0.8 million of higher selling, general and administrative expenses. Operating income before amortization expense increased 15.8% to $6.7 million for the first quarter of 2001 from $5.8 million for the same period in 2000.

Balance Sheet Review

As of March 31, 2001, WRC Media Inc.'s cash balance was $2.9 million and consolidated debt was $290.4 million. During the three months ended March 31, 2001, WRC Media Inc. made scheduled principal payments of $1.0 million on its senior credit facilities and had $12 million outstanding under its revolving credit facility.


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Net free cash flow was $7.0 million ahead of budget--primarily as a result of:

o   higher EBITDA;

o   lower capital expenditures, primarily at AGS;

o   combined with normal changes in working capital.

For the three months ended March 31, 2001 capital expenditures, including pre-publication costs--were $1.8 million--or $1.9 million lower than budget. Most of our capital expenditures are in the form of pre-publication costs incurred at AGS.

Consolidated debt of $290.4 million was $8.0 million under Budget primarily due to higher EBITDA in 2001 Q1 and effective working capital management. In the first quarter, we borrowed $12.0 million debt under our revolving credit facility. The Company has approximately $3.0 million of cash on hand.

Outlook:

We believe WRC Media is on track to continue above market growth in both revenues and EBITDA.

As previously discussed--at Compass, new software sales grew 42.7% for the first quarter, compared to the same period of last year. In addition, our direct sales force now numbers 61, up from 53 in Q4 of 2000, and very near our 2001 mid-year target of 65 representatives. Not only do we have more "feet on the street" than last year--our new representatives are now familiar with their territories--enabling them to successfully capture available revenue opportunities. The Compass pipeline is also more robust than ever, currently approximately $76 million vs. $53 million for the same period of last year. We remain optimistic that Compass is now headed in the right direction, and well positioned for sustained future growth.

At Weekly Reader, we expect an increased focus in sales and marketing to positively impact our top line growth.



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In the case of AGS, the smaller than expected Q1 revenue growth, on a quarter-over-quarter basis was entirely due to timing. The harsh winter in the Midwest and Northeast has caused some delays in shipment of textbooks to certain customers. AGS continues to forecast achieving their 2001 operating plans for both revenues and EBITDA.

At World Almanac, the threat of a looming recession has impacted our planned growth initiatives. While we are developing strategies to recapture these revenues in later quarters, the World Almanac Group could be negatively impacted should we enter into a prolonged recession, and we are feeling the impact of reduced library spending. We expect to gain back some of the revenue softness forecasted in Q1 by launching of some of our 2001 new product initiatives, and in addition, increase our telemarketing staffing and inside sales operation.

So--as stated at the outset--WRC is now well positioned to achieve its strategic objectives. In just over a year, we have positioned our company as the #1 supplemental education provider in the United States. We have significantly reduced back office costs and redeployed these funds into increased sales and marketing initiatives and other strategic investments. We are building an Internet solution which is scaleable to market needs--leverages our existing assets and infrastructure--and will make us one of the few successful company's in this space. We remain committed to meeting or exceeding our aggressive operating plan for 2001. First quarter 2001 performance--combined with our organizational enhancements and planned growth initiatives--suggest that we are on track to accomplish this objective.

This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.



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